UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2024

Monster Beverage Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-18761	47-1809393
(Commission File Number)	(IRS Employer Identification No.)

1 Monster Way

Corona, California 92879

(Address of principal executive offices and zip code)

(951) 739 - 6200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MNST	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 22, 2024, Monster Beverage Corporation (the “Company”), Monster Energy Company (“MEC”) and Monster Energy US LLC (“MEUS”) entered into a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the “Credit Agreement”).

The Credit Agreement provides for (i) a three-year unsecured delayed draw term loan facility in an aggregate principal amount of $750 million (the “Term Loan Facility”), to be made available to the Company for a period of three months following the effective date of the Credit Agreement and (ii) a five-year unsecured revolving credit facility in an aggregate principal amount of $750 million, including a $50 million sublimit for the issuance of letters of credit and a $75 million sublimit for swingline loans, to be made available to the Company, MEC, MEUS and certain other subsidiaries of the Company designated as a revolving borrower from time to time (the “Revolving Facility” and, collectively with the Term Loan Facility, the “Facilities”).

The Credit Agreement provides that (i) loans under the Term Loan Facility will be denominated in U.S. Dollars and (ii) loans under the Revolving Facility will be denominated in U.S. dollars, British pound sterling or euros. The Company may request an increase in the principal amounts of the Facilities available under the Credit Agreement in an aggregate principal amount of up to $750 million, to the extent that existing and/or new lenders agree to provide such additional amounts. All outstanding amounts under the Credit Agreement advanced pursuant to the Revolving Facility are due and payable on May 22, 2029; however, the maturity date of the Revolving Facility may be extended with the written consent of more than 50% of the lenders under the Revolving Facility for up to two additional one-year periods. All outstanding amounts under the Credit Agreement advanced pursuant to the Term Loan Facility are due and payable on May 22, 2027.

The outstanding principal amounts under the Facilities bear interest at a floating rate based upon, at the Company’s election, either (i) a negotiated base rate or (ii) a rate generally based on a secured overnight financing rate, plus, in each case, a margin based on, at the Company’s election, its total net leverage ratio or credit rating (if available). Interest is payable in arrears (i) in the case of a base rate loan, on the last day of March, June, September and December of each year and (ii) in the case of a secured overnight financing rate loan, on the last day of the one-month, three-month or six-month interest period applicable to the relevant borrowing.

The Facilities are unsecured, but the Term Loan Facility is guaranteed by MEC, and the Revolving Facility is guaranteed by the Company and MEC. The Credit Agreement contains customary representations and warranties, default provisions, and affirmative and negative covenants including, among others, (i) affirmative covenants regarding financial reporting and compliance with laws and (ii) financial and negative covenants regarding the maintenance of a maximum total net leverage ratio, liens, and fundamental changes. Many of the representations and warranties, default provisions and covenants are subject to materiality qualifiers, thresholds, and exceptions. The Credit Agreement contains a mandatory prepayment provision related to a change of control triggering event.

The preceding description of the Credit Agreement is not complete and is subject to and qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Credit Agreement dated as of May 22, 2024 among Monster Beverage Corporation, Monster Energy Company, Monster Energy US LLC, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto.
Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in iXBRL (Inline eXtensible Business Reporting Language).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monster Beverage Corporation

Date: May 23, 2024	/s/ Hilton H. Schlosberg
Hilton H. Schlosberg
Vice Chairman of the Board of Directors and Co-Chief Executive Officer